Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

WisdomTree Private Markets & Innovation Fund I

This Certificate of Trust of WisdomTree Private Markets & Innovation Fund I, dated as of May 28, 2026, is being duly executed and filed by the undersigned, as sole trustee, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

1.	Name. The name of the statutory trust is “WisdomTree Private Markets & Innovation Fund I” (the “Trust”).

2.	Registered Agent. The business address of the registered office of the Trust in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19908. The name and address of the Trust’s registered agent at such address is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19908.

3.	Registered Investment Company. The Trust intends to become, within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Joanne Antico
Joanne Antico
as Sole Trustee and not individually